Exhibit 99.1

Astec Industries, Inc.
News Release
  1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2013 RESULTS

CHATTANOOGA, Tenn. (February 25, 2014) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2013.  Net sales for the fourth quarter of 2013 were $223.9 million compared to $227.6 million for the fourth quarter of 2012, a 2% decrease.  Earnings from continuing operations for the fourth quarter of 2013 were $8.3 million or $0.36 per diluted share compared to $5.5 million or $0.24 per diluted share in the fourth quarter of 2012, an increase of 51%.

Domestic sales increased 10% to $142.4 million for the fourth quarter of 2013 from $129.0 million for the fourth quarter of 2012.  International sales decreased 17% to $81.5 million for the fourth quarter of 2013 from $98.6 million for the fourth quarter of 2012.

Net sales for 2013 were $933.0 million compared to $936.3 million for 2012, a decrease of $3.3 million.  Earnings from continuing operations for 2013 were $39.0 million or $1.69 per diluted share compared to $34.0 million or $1.48 per diluted share of 2012, a 15% increase.

Domestic sales increased 5% to $599.1 million for 2013 from $572.5 million for 2012.  International sales were $333.9 million for 2013 compared to $363.8 million for 2012, an 8% decrease.

The Company’s domestic backlog increased 28%, from $156.6 million at December 31, 2012 to $200.5 million at December 31, 2013.  The international backlog at December 31, 2013 was $89.7 million compared to $107.2 million at December 31, 2012 for a decrease of 16%.  Total backlog increased 10% to $290.2 million at December 31, 2013 from $263.8 million at December 31, 2012.

Consolidated financial information for the quarter and year ended December 31, 2013 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly and annual results, Benjamin G. Brock, Chief Executive Officer, stated, “We were pleased with our bottom line results during the 4th Quarter of 2013, especially given the continued instability in the federal highway funding. On a positive note, the new turn-key wood pellet plant in Georgia is operating to our customer’s satisfaction. As a result of its performance, the customer ordered an additional two lines for $40 million during the fourth quarter. In addition, our aggregate processing equipment businesses performed well. On the downside, our Underground Group, which is now focused on supplying equipment to the oil and gas drilling industry, continued to struggle in the quarter, and for the year. We believe this group has developed and is producing superior products, but is battling a soft market with low demand. We are focused on this group and working to reverse the unfavorable trends.”

Mr. Brock continued, “Orders so far in 2014 have been steady. At the same time, we have continued to develop new products for the energy, mining and infrastructure industries. We will display 41 new products at the ConExpo show in Las Vegas during the first week of March. This will be the largest display in our history of exhibiting at this event. Our balance sheet remains strong with no debt and a strong cash position. We are continuing our acquisition efforts and will work to add companies that represent strategic fits for our business during 2014.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 25, 2014, at 10:00 A.M. Eastern Time to review its December 31, 2013 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 11, 2014 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Conference ID# 13575987.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment (Underground Group).  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, the lack of highway funding, and the opening of wood pellet plants in Georgia, efforts to improve the operations of the Underground Group and the success of new products.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

The Company plans to file its form 10-K timely by March 3, 2014.

For Additional Information Contact:

Benjamin G. Brock
President and C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec 31	Dec 31
	2013	2012
Assets
Current assets
Cash and cash equivalents	$35,564	$80,929
Investments	17,176	1,334
Receivables, net	94,789	89,048
Inventories	342,313	312,683
Prepaid expenses and other	32,569	20,090
Total current assets	522,411	504,084
Property and equipment, net	184,520	182,839
Other assets	42,360	41,860
Total assets	$749,291	$728,783
Liabilities and equity
Current liabilities
Accounts payable - trade	$45,845	$46,210
Other current liabilities	87,686	99,338
Total current liabilities	133,531	145,548
Non-current liabilities	35,249	32,501
Total equity	580,511	550,734
Total liabilities and equity	$749,291	$728,783

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2013	2012	2013	2012
Net sales	$223,861	$227,640	$932,998	$936,273
Cost of sales	176,538	179,329	725,879	728,322
Gross profit	47,323	48,311	207,119	207,951
Selling, general, administrative & engineering expenses	36,641	39,833	151,438	156,843
Income from operations	10,682	8,478	55,681	51,108
Interest expense	7	97	423	339
Other	1,082	584	2,812	2,767
Income from continuing operations before income taxes	11,757	8,965	58,070	53,536
Income taxes on continuing operations	3,492	3,459	19,028	19,487
Net income from continuing operations	8,265	5,506	39,042	34,049
Income from discontinued operations, (net of tax of $1,000 for the quarter and $1,817 for the year)	-	2,001	-	3,401
Gain on disposal of discontinued operations (net of tax of $1,979)	-	3,378	-	3,378
Net income attributable to controlling interest	$8,265	$10,885	$39,042	$40,828

Earnings per Common Share
Net income from continuing operations
Basic	$0.36	$0.24	$1.72	$1.50
Diluted	$0.36	$0.24	$1.69	$1.48

Income from discontinued operations, net of tax
Basic	$-	$0.24	$-	$0.30
Diluted	$-	$0.23	$-	$0.29

Net income attributable to controlling interest
Basic	$0.36	$0.48	$1.72	$1.80
Diluted	$0.36	$0.47	$1.69	$1.77

Weighted average common shares outstanding
Basic	22,765	22,693	22,749	22,680
Diluted	23,092	23,057	23,081	23,051

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	56,198	80,076	39,985	14,039	33,563	223,861
2012 Revenues	59,663	77,404	34,344	20,985	35,244	227,640
Change $	(3,465)	2,672	5,641	(6,946)	(1,681)	(3,779)
Change %	(5.8%)	3.5%	16.4%	(33.1%)	(4.8%)	(1.7%)

2013 Gross Profit	15,152	19,610	7,167	1,063	4,331	47,323
2013 Gross Profit %	27.0%	24.5%	17.9%	7.6%	12.9%	21.1%
2012 Gross Profit	15,978	18,041	6,396	2,026	5,870	48,311
2012 Gross Profit %	26.8%	23.3%	18.6%	9.7%	16.7%	21.2%
Change	(826)	1,569	771	(963)	(1,539)	(988)

2013 Profit (Loss)	6,914	6,068	879	(939)	(5,797)	7,125
2012 Profit (Loss)	7,704	4,852	1,086	(1,065)	(7,524)	5,053
Change $	(790)	1,216	(207)	126	1,727	2,072
Change %	(10.3%)	25.1%	(19.1%)	11.8%	23.0%	41.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2013	2012	Change $
Total profit for all segments	$7,125	$5,053	$2,072
Recapture of intersegment profit	1,159	490	669
Net income attributable to non-controlling interest	(19)	(37)	18
Net income from continuing operations	8,265	5,506	2,759
Income from discontinued operations, (net of tax of $1,000)	-	2,001	(2,001)
Gain on disposal of discontinued operations (net of tax of $1,979)	-	3,378	(3,378)
Net income attributable to controlling interest	$8,265	$10,885	$(2,620)

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	237,959	350,514	168,444	73,104	102,977	932,998
2012 Revenues	234,562	355,428	158,115	82,802	105,366	936,273
Change $	3,397	(4,914)	10,329	(9,698)	(2,389)	(3,275)
Change %	1.4%	(1.4%)	6.5%	(11.7%)	(2.3%)	(0.3%)

2013 Gross Profit	59,442	87,849	36,819	5,550	17,459	207,119
2013 Gross Profit %	25.0%	25.1%	21.9%	7.6%	17.0%	22.2%
2012 Gross Profit	54,480	90,554	34,727	9,864	18,326	207,951
2012 Gross Profit %	23.2%	25.5%	22.0%	11.9%	17.4%	22.2%
Change	4,962	(2,705)	2,092	(4,314)	(867)	(832)

2013 Profit (Loss)	26,962	33,031	11,767	(4,902)	(27,375)	39,483
2012 Profit (Loss)	22,012	34,687	10,721	(2,238)	(30,453)	34,729
Change $	4,950	(1,656)	1,046	(2,664)	3,078	4,754
Change %	22.5%	(4.8%)	9.8%	(119.0%)	10.1%	13.7%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2013	2012	Change $
Total profit for all segments	$39,483	$34,729	$4,754
Elimination of intersegment profit	(269)	(519)	250
Net income attributable to non-controlling interest	(172)	(161)	(11)
Net income from continuing operations	39,042	34,049	4,993
Income from discontinued operations, (net of tax of $1,817)	-	3,401	(3,401)
Gain on disposal of discontinued operations (net of tax of $1,979)	-	3,378	(3,378)
Net income attributable to controlling interest	$39,042	$40,828	$(1,786)

Astec Industries, Inc.
Backlog by Segment
December 31, 2013 and 2012
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Backlog	153,719	105,022	6,090	14,573	10,838	290,242
2012 Backlog	139,828	88,123	4,265	13,904	17,671	263,791
Change $	13,891	16,899	1,825	669	(6,833)	26,451
Change %	9.9%	19.2%	42.8%	4.8%	(38.7%)	10.0%